Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:    Frank S. Pellegrino

      Chief Financial Officer

       847-214-4138

INVESTOR RELATIONS CONTACT:

      John Beisler or Steven Hooser

      Three Part Advisors, LLC

       817-310-8776

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 24, 2022

John B. Sanfilippo & Son, Inc. Reports Fiscal Fourth Quarter and Full-Year 2022 Results

Fourth Quarter Diluted EPS Increased 40.2% to Fourth Quarter Record of $1.50 per Share

Quarterly Overview:	Fiscal Year Overview:

• Net sales increased 24.7%	• Net sales increased 11.3%
• Sales volume increased 10.9%	• Sales volume increased 6.9%
• Gross profit increased 20.0%	• Gross profit increased 7.9%
• Net income increased 41.1%	• Net income increased 3.4%

Elgin, IL, August 24, 2022 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced its fiscal fourth quarter and full-year 2022 operating results. Net income for the fourth quarter of fiscal 2022 was $17.4 million, or $1.50 per share diluted, compared to net income of $12.3 million, or $1.07 per share diluted, for the fourth quarter of fiscal 2021. Net income for fiscal 2022 was $61.8 million, or $5.33 per share diluted, compared to net income of $59.7 million, or $5.17 per share diluted, for fiscal 2021. Both the current fourth quarter and fiscal year contained an additional week compared to the same periods in fiscal 2021.

Net sales increased 24.7% to $257.7 million for the fourth quarter of fiscal 2022 from $206.7 million for the fourth quarter of fiscal 2021. The increase in net sales was attributable to a 12.5% increase in the weighted average sales price per pound, and a 10.9% increase in sales volume, which is defined as pounds sold to customers. The increase in the weighted average selling price resulted from an increase in acquisition costs for peanuts, all major tree nuts, dried fruits, and other input costs due to inflationary conditions. Excluding the estimated impact of the extra week in the current fourth quarter, net sales increased approximately 16% and sales volume increased approximately 3%.

Sales volume increased in all three distribution channels in the current fourth quarter. Sales volume in the consumer distribution channel increased 7.5%, which was primarily driven by a 9.9% increase in private brand sales volume from increases in trail and snack mixes. The sales volume increases for these products mainly resulted from new distribution at an existing customer and increased consumer demand for lower-priced products such as peanuts in response to the current economic environment. These gains were partially offset by lost private brand distribution at a grocery customer and a sales volume decrease in Fisher snack nuts due to the discontinuance of the inshell peanut product line. Sales volume in the consumer distribution channel accounted for 71.0% of total sales volume in the current fourth quarter.

Sales volume for our branded products within the consumer distribution channel changed in the quarterly comparison as follows:

Fisher recipe nuts	17.3%
Orchard Valley Harvest	42.9%
Fisher snack nuts (excluding discontinued product line)	19.2%
Fisher snack nuts (including discontinued product line)	(28.0)%
Southern Style Nuts	11.3%

The sales volume increase for Fisher recipe nuts resulted from the later Easter holiday this year and an increase in e-commerce volume due to improved online content and enhanced promotional support. The sales volume increase for our Orchard Valley Harvest brand was primarily driven by regained distribution at a customer in the club channel and increased distribution at a major customer in the non-food sector, as this retailer continues to recover from COVID-19 restrictions. Increased promotional activity also contributed to the sales volume increase for Orchard Valley Harvest at this customer during the current quarter. The sales volume decrease for Fisher snack nuts was mainly due to the discontinuance of our inshell peanut product line, which was partially offset by distribution gains at existing customers, timing of promotional and merchandising activities and an increase in e-commerce volume due to improved online content and enhanced promotional support. Excluding the impact of this discontinued product line, Fisher snack nuts sales volume increased 19.2%. The sales volume increase for Southern Style Nuts was predominantly due to increased promotional activity at a current club store customer.

Sales volume in the commercial ingredients distribution channel increased 20.5% primarily due to a 30.4% increase in sales volume to foodservice customers related to the continued recovery in the restaurant industry from the impacts of COVID-19 restrictions and new distribution at existing customers. Sales volume increased 19.4% in the contract packaging distribution channel due to increased peanut distribution by a major customer in this channel and business with a new customer.

For fiscal 2022, net sales increased 11.3% to $955.9 million from $858.5 million for fiscal 2021. The increase in net sales was primarily attributable to a 6.9% increase in sales volume and a 4.2% increase in the weighted average selling price per pound. The increase in the weighted average selling price resulted mainly from an increase in acquisition costs for peanuts, all major tree nuts except walnuts, dried fruits, and other input costs due to inflationary conditions. Before considering the estimated impact of the extra week in the current fourth quarter, net sales increased approximately 9% and sales volume increased approximately 5%.

For fiscal 2022, sales volume increased in all three distribution channels. Sales volume in the consumer distribution channel increased 3.9%. The sales volume increase in the consumer distribution channel came primarily from an 8.9% increase in private brand sales volume driven by increases for trail and snack mixes and mixed nuts, which mainly resulted from new distribution at existing customers. This increase was partially offset by the discontinuance of our inshell peanut product line, which occurred in the fourth quarter of fiscal 2021 and a decrease in peanut butter sales volume due to the planned downtime associated with the upgrade of our peanut butter line that occurred and was completed in the third quarter of the 2022 fiscal year. Sales volume increased 23.5% in the commercial ingredients distribution channel mainly due to a 34.6% increase in sales volume in our foodservice business. The increase in foodservice sales volume occurred for the same reasons cited in the quarterly comparison. Sales volume in the contract packaging distribution channel increased 7.7% for the same reasons cited in the quarterly comparison and was also due to increased distribution and new product offerings by a major customer in this channel.

Gross profit margin decreased to 21.8% of net sales for the fourth quarter of fiscal 2022 from 22.6% of net sales for the fourth quarter of fiscal 2021. The decrease in gross profit margin was mainly attributable to higher acquisition costs for peanuts, all major tree nuts, dried fruit, and other input costs, which was partially offset by the impact of increased sales volume. Gross profit increased $9.4 million in the quarterly comparison mainly due to increased sales volume and manufacturing efficiencies that resulted from increased sales volume.

Gross profit margin for fiscal 2022 decreased to 20.9% of net sales from 21.5% of net sales for fiscal 2021. The decrease in gross profit margin was attributable to higher acquisition costs for pecans, cashews and almonds and other inflationary cost increases for labor, freight and manufacturing supplies. These cost increases were mainly offset by manufacturing efficiencies that resulted from increased sales volume. Gross profit increased $14.6 million. The increase in gross profit was due to the reasons cited in the quarterly comparison.

Total operating expenses increased $2.4 million in the quarterly comparison due to increases in base compensation, freight and sales broker commission expenses. Total operating expenses, as a percentage of net sales, decreased to 12.3% from 14.2% for the fourth quarter of fiscal 2022 due to a higher net sales base. The increase in freight expense resulted largely from higher fuel prices compared to the prior year and an increase in sales made on a delivered basis.

Total operating expenses for fiscal 2022 increased $12.4 million. The increase in total operating expenses was mainly due to increases in freight, base compensation, advertising, consumer insight research and related consulting and sales broker commission expenses, which was partially offset by a decrease in incentive compensation expense. The increase in freight expense resulted mainly from higher freight rates, higher fuel prices and an increase in sales made on a delivered basis. Total operating expenses, as a percentage of net sales, increased slightly to 11.7% from 11.6% in the full year comparison due to the same reasons noted above, which were offset by a higher net sales base.

Interest expense for the current fourth quarter increased to $0.6 million from $0.3 million for the fourth quarter of fiscal 2021. For fiscal 2022, interest expense increased to $1.9 million from $1.4 million for fiscal 2021. The increases in interest expense in both comparisons resulted primarily from higher average short-term debt levels driven mainly by increased commodity acquisition costs.

The value of total inventories on hand at the end of the current fourth quarter increased $56.9 million, or 38.4%, when compared to the value of total inventories on hand at the end of the fourth quarter of fiscal 2021. The increase in the value of total inventories was primarily due to higher commodity acquisition costs for substantially all raw nut and dried fruit input stocks and higher quantities of finished goods on hand at year end. This increase was partially offset by lower quantities of pecans and walnuts on hand at year end. As a result of higher commodity acquisition costs, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at year end increased 39.7%.

“I am proud to report a very successful end to fiscal 2022. We finished the year by reporting record net income and diluted earnings per share for the current fourth quarter, driven by strong sales volume growth in all our distribution channels and brands. These results validate the actions taken during the last twelve months to respond to the numerous challenges we faced in this unprecedented year. I cannot be prouder of our management team and employees for their hard work and dedication over the past year. As a result of their efforts, we reported our fourth consecutive year of growth in our diluted earnings per share,” noted Jeffrey T. Sanfilippo, Chief Executive Officer. “At retail, Fisher recipe nut pound volume decreased 9% due to higher retail selling prices, while the pound volume for the recipe nut category decreased 8% in the quarterly comparison according to IRi Total US – Multi Outlet market data. Orchard Valley Harvest brand pound volume decreased 11% at retail in the produce category due to decreased distribution at two mass retailers. The total produce category pound volume decreased 2% in the quarterly comparison. Fisher snack nut pound volume at retail increased 6% due to increased distribution and sales velocity for our Oven Roasted, Never Fried product line. The total pound volume for the snack nut category decreased 5% in the quarterly comparison. Pound volume for our Southern Style Nuts brand at retail decreased 10% due to increased competitive pressures in the category, while pound volume for the total trail and snack mix category decreased 2% in the quarterly comparison,” Mr. Sanfilippo stated. “We begin the new fiscal year with great momentum and optimism about our business. However, we will again face various challenges in light of uncertain economic and operating conditions. We are starting to see volume contraction in response to higher retail selling prices, which may impact our results in fiscal 2023. However, we will continue to focus on and execute our long-term strategic plan and are confident we can overcome these challenges and deliver another year of strong operating results,” stated Mr. Sanfilippo. “Mainly as a result of our financial performance in the first three quarters of fiscal 2022 and a record fourth quarter, our Board of Directors raised our annual regular dividend by 7.1% to $0.75 per share and supplemented our annual dividend with a special dividend of $1.50 per share, both of which will be paid to our stockholders of record as of August 12, 2022 on August 31, 2022,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, August 25, 2022, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link https://register.vevent.com/register/BIe7079653adc14427ac8027c906dd203a once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures including competition in the recipe nut category; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn, particularly in light of COVID-19 or armed hostilities; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages, illness or quarantine; (xii) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xiii) technology disruptions or failures; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change and (xvi) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand® and Southern Style Nuts® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	June 30, 2022	June 24, 2021	June 30, 2022	June 24, 2021
Net sales	$257,748	$206,742	$955,868	$858,482
Cost of sales	201,563	159,928	756,241	673,495

Gross profit	56,185	46,814	199,627	184,987

Operating expenses:
Selling expenses	19,986	18,152	76,882	63,020
Administrative expenses	11,786	11,250	37,657	36,789
Gain on sale of facility, net	—	—	(2,349)	—

Total operating expenses	31,772	29,402	112,190	99,809

Income from operations	24,413	17,412	87,437	85,178

Other expense:
Interest expense	599	306	1,921	1,441
Rental and miscellaneous expense, net	273	223	1,347	1,399
Pension expense (excluding service costs)	618	630	2,473	2,519

Total other expense, net	1,490	1,159	5,741	5,359

Income before income taxes	22,923	16,253	81,696	79,819
Income tax expense	5,509	3,910	19,909	20,078

Net income	$17,414	$12,343	$61,787	$59,741

Basic earnings per common share	$1.51	$1.07	$5.36	$5.19

Diluted earnings per common share	$1.50	$1.07	$5.33	$5.17

Cash dividend declared per share	$—	$—	$3.00	5.00

Weighted average shares outstanding
— Basic	11,549,847	11,515,465	11,537,699	11,500,494

— Diluted	11,607,612	11,578,991	11,593,949	11,559,280

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 30, 2022	June 24, 2021
ASSETS
CURRENT ASSETS:
Cash	$415	$672
Accounts receivable, net	69,611	66,334
Inventories	204,855	147,998
Prepaid expenses and other current assets	8,283	8,568
Asset held for sale	—	1,595

	283,164	225,167

PROPERTIES, NET:	132,572	133,374

OTHER LONG-TERM ASSETS:
Intangibles, net	17,715	19,611
Deferred income taxes	3,236	6,087
Operating lease right-of-use assets	2,303	3,484
Other	8,272	10,732

	31,526	39,914

TOTAL ASSETS	$447,262	$398,455

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$40,439	$8,653
Current maturities of long-term debt	3,149	3,875
Accounts payable	47,720	48,861
Bank overdraft	214	1,093
Accrued expenses	31,240	37,722

	122,762	100,204

LONG-TERM LIABILITIES:
Long-term debt	7,774	10,855
Retirement plan	28,886	34,919
Long-term operating lease liabilities	1,076	2,103
Other	7,943	7,880

	45,679	55,757

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	90	90
Capital in excess of par value	128,800	126,271
Retained earnings	153,589	126,336
Accumulated other comprehensive loss	(2,480)	(9,025)
Treasury stock	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	278,821	242,494

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$447,262	$398,455